UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant   [X]
Filed by a Party other than the Registrant   [_]

Check the appropriate box:

[_]	Preliminary Proxy Statement
[_]	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (as permitted by Rule 14a-6(e)(2))
[_]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[_]	Soliciting Material Pursuant to Section 240.14a-12

Pfizer, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Pfizer Inc

235 East 42nd Street

New York, NY 10017

YOUR VOTE IS IMPORTANT TO US - PLEASE VOTE YOUR SHARES TODAY

Dear Fellow Pfizer Shareholder:

On April 24, 2014, Pfizer will hold its Annual Meeting of Shareholders in Short Hills, New Jersey. Important matters are voted on at the meeting, and all shareholders have a voice in the outcome. We value your input as a holder of Pfizer common stock, and encourage you to review our proxy materials and cast your votes today.

Our Board of Directors recommends that you vote “FOR” each director nominee, “FOR” the ratification of the selection of KPMG LLP as the independent registered public accounting firm for 2014, “FOR” the advisory approval of executive compensation, “FOR” the approval of the Pfizer Inc. 2014 Stock Plan and “AGAINST” the three shareholder proposals for the reasons we provide in our 2014 Proxy Statement (available at www.pfizer.com/proxy).

For your convenience, a duplicate proxy/voting instruction card and return envelope are enclosed, along with telephone and Internet voting instructions. In the event that two proxies/voting instruction forms are received from you, the one with the latest date will be counted.

Your vote is needed and valued so please act today to be sure your shares are voted.

Sincerely,

Atiba D. Adams
Corporate Secretary
Chief Governance Counsel

www.pfizer.com